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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

                    CERTIFICATION AND NOTICE OF TERMINATION
                      OF REGISTRATION UNDER SECTION 12(g)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                     OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                       Commission File Number: 001-11573

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                             Caliber System, Inc.
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            (Exact name of registrant as specified in its charter)

                             3925 Embassy Parkway
                               Akron, Ohio 44333
                                 303-665-5646
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              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                        7.80% Notes due August 1, 2006
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           (Title of each class of securities covered by this Form)

                                     None
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      (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [ ]              Rule 12h-3(b)(1)(i)    [X]
        Rule 12g-4(a)(1)(ii)   [ ]              Rule 12h-3(b)(1)(ii)   [ ]
        Rule 12g-4(a)(2)(i)    [ ]              Rule 12h-3(b)(2)(i)    [ ]
        Rule 12g-4(a)(2)(ii)   [ ]              Rule 12h-3(b)(2)(ii)   [ ]
                                                Rule 15d-6             [ ]

     Approximate number of holders of record as of the certification or notice date: Fifteen

     Pursuant to the requirements of the Securities Exchange Act of 1934, Caliber System, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




                                       CALIBER SYSTEM, INC.

Dated as of March 23, 1998             By: /s/ John E. Lynch, Jr.
                                           --------------------------------
                                           Name:  John E. Lynch, Jr.
                                           Title: Secretary

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